EXHIBIT 10.2

FORM OF EXPENSE ALLOCATION AND SERVICES AGREEMENT

BETWEEN

RADIAN GROUP INC.

AND

[COMPANY]

THIS AGREEMENT is entered into on May 19, 2003 by and between                             , a                              corporation with its principal office located at                              (“Company”) and Radian Group Inc., a Delaware corporation with its principal office located at 1601 Market Street, Philadelphia, PA 19103 (“Group”).

RECITALS:

WHEREAS, the Company is a                              domiciled insurance company;

WHEREAS, Group is a Delaware domiciled holding company;

WHEREAS, the Company requires certain services from Group in order to conduct its business;

WHEREAS, Group is willing to provide such services to the Company;

WHEREAS, the Company and Group expect to incur common expenses in their respective business operations; and

WHEREAS, the Company and Group desire to enter into an arms-length, contractual arrangement for the provision of services and allocation of expenses;

NOW THEREFORE, in consideration of the mutual benefits to be derived, the parties, intending to be legally bound, do hereby agree as follows:

1.	Services

a.	Group will make available to the Company such services as are reasonably required by the Company for the operation of its business, including, but not limited to: accounting; record keeping; tax; information services and data processing; treasury, investment and management services, internal auditing; and administrative services. All investment services provided to the Company are to be based upon the written criteria, standards and guidelines of the Company. However, the Company shall have the ultimate and final authority over decisions and policies, including but not limited to decisions about the purchase and sale of securities.

b.	Group’s staff members who provide such services to the Company will remain, for all purposes, the employees of Group and will be instructed to provide the services to the Company with the same degree of care and diligence as they would exercise in the performance of the same or similar services to Group. Group shall compensate its staff members who provide such services to the Company on the same basis as they are customarily compensated for the performance of their regular duties to Group. The Company shall make no direct payment of any kind to, or compensate in any manner, the staff members of Group whose services it uses.

c.	Notwithstanding any other provision of this Agreement, it is understood that the business and affairs of the Company shall be managed by the Company’s Board of Directors, and, to the extent delegated by such Board of Directors, by its appropriately designated officers. In the event that any management service is provided by an entity other than the Company (“Other Entity”), the Board of Directors and officers of the Other Entity shall not have any management prerogatives with respect to the business affairs and operations of the Company.

d.	The services described above shall be provided at a cost that is reasonable, equitable and equal to the cost incurred by Group in providing such services. The Company will be charged its pro-rata share of the costs incurred by Group for the various departments utilized by the Company. Such costs shall include, without limitation, salaries, related employee benefits, net interest expense associated with treasury activities, allocated overhead, and the fees and charges of independent outside consultants and advisors to the extent that the same are incurred by Group in providing services to the Company hereunder.

(i)	Group shall make available to the Company copies of receipts, expense journal entries and such other accounting information as the Company may reasonably require to demonstrate that the value of the services being provided to the Company is equal to the amounts being charged to the Company by Group.

(ii)	Within thirty (30) days after the end of each month, or more frequently if desired by either party, Group shall submit to the Company a detailed statement of the apportioned costs for the services provided to the Company during the subject month (or such shorter time if applicable). Such statement shall set forth with specificity the nature of each service charged, and the basis for each charge, and such other relevant information and detail as the Company may reasonably require. The Company shall pay Group the amount shown on the statement within fifteen (15) days of receipt unless the Company provides Group with a written notice of disagreement, in which event the Company shall not be obliged to make payment for the amount in dispute until the dispute is resolved either by agreement of the parties or in accordance with the Arbitration Paragraph hereof.

2.	[Compliance with Regulatory Requirements

Notwithstanding any other provision of this Agreement, the allocation method for shared expenses shall be consistent with the provisions of the New York Insurance Department’s Regulation 30 (11 NYCRR 105-109).] [only in Radian Asset Assurance Inc. agreement]

3.	Expenses

a.	Expenses shall be allocated as follows:

(i)	any expense which is incurred solely on behalf of one party shall be paid directly by that party;

(ii)	any expense which is incurred on behalf of both parties (and, if applicable, on behalf of other affiliated companies) shall be allocated to each party on a monthly basis, based on the parties’ relative capital. For purposes hereof, at any given time “capital” of any entity shall mean such entity’s net worth (calculated on the basis of generally accepted accounting principles) as of the close of the last preceding calendar quarter, plus such entity’s investment in unconsolidated subsidiaries as of the close of the last preceding calendar quarter. With respect to interest expense related to capital contributions, such expense shall be allocated to the recipient(s) in proportion to the amount received.

b.	The party that incurs a common expense governed by this Agreement shall charge the other party with the allocable share of such expense no later than the last day of the month in which such expense is incurred. The party so charged shall make payment to the party that incurred the expense within fifteen (15) days thereafter.

3.	Audits

Each party shall have the right to conduct an audit of the relevant books, records and accounts of the other party upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, the party being audited shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to the audit.

4.	Corporate Records

Each party shall be and remain the sole owner of its records, including but not limited to, business and corporate records, regardless of the use or possession by either party of the other party’s records. The books, accounts and records of Group and the Company shall be so maintained as to clearly and accurately disclose the nature and details of the transactions between them.

5.	Liability

Group shall have no liability to the Company for any loss, cost or expense arising from any delay in performing the support services contemplated under this Agreement or as a result of any act or omission in connection therewith if such delay, act or omission occurs in the good faith performance of the support services by Group. To the extent that the Company is damaged by the intentional breach by Group of any of Group’s obligations under this Agreement, Group agrees to hold the Company harmless from any cost or expense associated with such breach.

Nothing contained herein shall create any right or interest in any person or entity not a party to this Agreement, and the Company shall indemnify and hold Group harmless against any claim or demand by a third party arising from the performance of services by Group unless such claim or demand is based upon the breach by Group of an obligation or duty owed by Group to such third party for which the Company would not otherwise be liable.

6.	Arbitration

Should an irreconcilable difference of opinion between Group and the Company arise as to the interpretation of any matter concerning this Agreement, it is hereby mutually agreed that such difference shall be submitted to arbitration as the sole remedy available to both parties. Such arbitration shall be in accordance with the rules of the American Arbitration Association and the arbitrators shall have extensive experience in the insurance industry. The arbitration shall take place in                             .

7.	Term and Termination

This Agreement shall govern services provided and costs incurred commencing April 1, 2003 and shall continue until terminated by either party by sixty (60) days’ prior written notice to the other party.

8.	No Assignment

Nothing herein is intended to constitute an assignment of any contract or agreement by the Company nor an assumption of any such contract or agreement by Group.

9.	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of                             , without regard to its choice or conflicts of laws principles.

10.	Entire Agreement

This Agreement constitutes the entire agreement between Group and the Company with respect to the matters referred to herein, and no other agreement, statement or promise not contained in this Agreement shall be valid or binding, except a subsequent modification in writing, executed by the parties.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

RADIAN GROUP INC.

By:
Name:
Title: